UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 18, 2018

Cardinal Energy Group, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-53923	26-0703223
(State or other jurisdiction of incorporation)	(Commission FileNumber)	(I.R.S. Employer Identification No.)

500 Chestnut Street, Suite 1615 Abilene, TX	79602
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (325)-762-2112

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

SECTION 1 – Registrant’s Business and Operations

Item 1.02 Termination of a Material Definitive Agreement

As previously reported, on April 18, 2017, we entered into an Amended Purchase and Sale Agreement (the “Eagle Agreement”) with EOI Eagle Operating, Inc. (“Eagle”) pursuant to which we planned to acquire certain of Eagle’s assets. We issued 2,000,000 shares of Series B Preferred Stock and a note for $250,000 to acquire the assets, which include two service rigs, leasehold interests in several oil and gas leases in central Texas, miscellaneous oil field equipment and an operating yard and facility located in Graham, Texas.

We have been unable to pay the $250,000 owed to Eagle under the Eagle Agreement. On May 18, 2018, we entered into an agreement (the “Eagle Termination Agreement”) with Eagle to terminate the Eagle Agreement. Pursuant to the Eagle Termination Agreement, the parties terminated the Eagle Agreement and the accompanying note for $250,000 that we issued in favor of Eagle, along with Mr. Paul Carlisle’s employment and any amounts due to him. In exchange, we permitted Eagle to retain ownership of the 2,000,000 shares of Series B Preferred Stock and further agreed to issue to Eagle an additional 250,000 shares of our Series D Preferred Stock.

On July 24, 2017, we entered into Purchase and Sale Agreement (the “Rig Agreement”) with Rig Services, LLC (“Rig Services”) pursuant to which we planned to acquire certain of Rig Service’s oil and gas rights. We issued 2,000,000 shares of Series B preferred stock and a note for $250,000 to acquire the rights, which include oil and gas rights, interests and assets in Archer County, Texas.

We have been unable to pay the $250,000 owed to Rig Services under the Rig Agreement. On May 18, 2018, we entered into an agreement (the “Rig Termination Agreement”) with Rig Services to terminate the Rig Agreement. Pursuant to the Rig Termination Agreement, the parties terminated the Rig Agreement and the accompanying note for $250,000 that we issued in favor of Eagle, along with Mr. Michael Hill’s employment and any amounts due to him. In exchange, we permitted Rig Services to retain ownership of the 2,000,000 shares of Series B Preferred Stock and further agreed to issue to Rig Services an additional 250,000 shares of our Series D Preferred Stock.

The foregoing description of the Eagle Termination Agreement and the Rig Termination Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the agreements, which are filed with the Securities and Exchange Commission as Exhibits 10.1 to 10.2 to this Current Report on Form 8-K.

SECTION 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 18, 2018, Mr. Paul Carlisle resigned as members of our Board of Directors. There was no known disagreement with Mr. Paul Carlisle or Mr. Michael Hill  on any matter relating to our operations, policies or practices.

Also on May 18, 2018, our Board of Directors appointed Mr. Dan Hardwick as a member of our Board of Directors.

Mr. Hardwick joined us as Executive Vice President in October 2017. Mr. Hardwick received a Bachelor of Science in Government and minor in Economics from Liberty University in 1990 with honors. Mr. Hardwick’s experience includes ownership in small business where he managed all phases of a business startup and execution. He has management experience in Human Resources, Budgeting, Contracting and Purchasing. He founded NCO Good Neighbor, an insurance and energy sales company in 2011 which still is in operation.

Mr. Hardwick does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

There are no family relationships between Mr. Hardwick and any of our directors or executive officers.

Aside from the following, Mr. Hardwick has not had any material direct or indirect interest in any of the Company’s transactions or proposed transactions over the last two years.

On October 16, 2017, we signed an employment agreement with Mr. Hardwick to serve as our Executive Vice President. He still occupies this position with our company. The agreement is month to month and pays $2,000 per month.

The foregoing description of the employment agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the agreement, which is filed with the Securities and Exchange Commission as Exhibit 10.3 to this Current Report on Form 8-K.

SECTION 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Termination Agreement
10.2	Termination Agreement
10.3	Employment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardinal Energy Group, Inc.

/s/ Stanley Ford
Stanley Ford
Chief Executive Officer Date:

June 11, 2018